Exhibit 10.17
VOLTAIRE LTD.
(The “Company”)
2003 SECTION 102 STOCK OPTION/STOCK PURCHASE PLAN
(the “Plan”)
1.	Purpose; Definitions
1.1.	The Plan is intended to provide a method whereby employees, including officers and directors, of the Company or its Affiliates, but excluding Controlling Shareholders (as defined below) (each, an “Employee” and collectively, the “Employees”) may be offered an opportunity to purchase Shares in order to increase their proprietary interests in the Company and their incentive to remain and advance in the employ of the Company or its Affiliates.

1.2.	Accordingly, the Company may, from time to time, grant Options under Option Agreements or issue Shares under Purchase Agreements on the terms and conditions hereinafter established, to such Employees as may be selected in the manner hereinafter provided. Such Option Agreements or Purchase Agreements may differ among recipients.

1.3.	In this Plan the capitalized terms below shall have the following meaning:

“Affiliate” means any “employing company” within the meaning of Section 102(a) of the Ordinance.

“Approved 102 Option” means an Option granted pursuant to Section 102(b) of the Ordinance and held in trust by the Escrow Agent for the benefit of the Grantee.

“Approved 102 Security” means an Approved 102 Option and an Approved 102 Share.

“Approved 102 Share” means a Purchased Share issued pursuant to Section 102(b) of the Ordinance or an Exercised Share issued upon exercise of an Approved 102 Option, and held in trust by the Escrow Agent for the benefit of the Grantee.

“Board” means the Board of Directors of the Company.

“Committee” means as defined in Section 3.

“Company” means Voltaire Ltd.

“Controlling Shareholder” means as defined in Section 5 below.

“Date of Grant” means the date of grant of an Approved 102 Security or of an Unapproved 102 Security, as determined by the Board and set forth in the Grantee’s Option Agreement or Purchase Agreement.

“Employee” means as defined in Section 1.1.

“Escrow Agent” means as defined in Section 2.2.

“Exercise Price” means the price payable by a Grantee for the purchase of each Share subject to an Option granted under the Plan.

“Exercised Shares” means the Ordinary Shares issued to a Grantee upon an exercise of Options granted under an Option Agreement.

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“Grantee” means an Employee who is a recipient of Options or Shares under this Plan.

“Optionee” means an Employee who is a recipient of Options under this Plan.

“ITA” means the Israeli Tax Authorities.

“Option” means an option to purchase one or more Shares of the Company pursuant to this Plan.

“Option Agreement” means the share option agreement between the Company and a Grantee that sets out the terms and conditions of an Option.

“Ordinance” means the Israeli Income Tax Ordinance [New Version] 1961, as now in effect and as hereafter amended.

“Purchase Agreement” means share purchase agreement between the Company and a Grantee that sets out the terms and conditions of the direct issuance of Shares (not upon exercise of Options) to the Grantee under this Plan.

“Purchased Shares” means the Shares acquired by a Grantee pursuant to a Purchase Agreement.

“Section 102” means Section 102 of the Ordinance and any regulations, rules, orders and procedures promulgated thereunder.

“Security” means an Option or a Purchased Share.

“Shares” means Ordinary Shares, par value NIS 0.04, of the Company.

“Unapproved 102 Option” means an Option granted pursuant to Section 102(c) of the Ordinance and not held in trust by an Escrow Agent.

“Unapproved 102 Security” means an Unapproved 102 Option and an Unapproved 102 Share.

“Unapproved 102 Share” means a Share issued pursuant to Section 102(c) of the Ordinance and not held in trust by an Escrow Agent.
2.	Application of Section 102 of the Income Tax Ordinance
2.1.	The provisions of Section 102 shall apply to the Plan, the Options, the Exercised Shares and the Purchased Shares. The Escrow Agent and each Grantee participating in this Plan shall comply with the Ordinance and with the Escrow Agreement entered into between the Company and the Escrow Agent.

2.2.	The Company may grant Approved 102 Securities or Unapproved 102 Securities under this Plan. The grant of Approved 102 Securities shall be conditioned upon the approval of this Plan and of the Escrow Agent by the ITA. The Approved 102 Securities may either be classified as capital gain Security or ordinary income Security in accordance with the Election (as defined below).

Approved 102 Securities elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance shall be referred to herein as “CGS”.

Approved 102 Securities elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance shall be referred to herein as “OIS”.

The Company’s election of the type of Approved 102 Securities as CGS or OIS granted

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to Employees (the “Election”), shall be appropriately filed with the relevant Tax Assessing Officer at the ITA no later than 30 days before the date of the first grant of Approved 102 Securities to a Grantee, together with the application for approval of this plan by the ITA. The Grantees’ consent to the terms of the issuance and the taxation route elected shall be attached to the application to the ITA. Such Election shall become effective beginning the first date of grant of an Approved 102 Security under this Plan and shall remain in effect with respect to all Approved 102 Securities granted following such Election until at least the end of the calendar year following the year during which the Company first granted Approved 102 Securities. The Election shall obligate the Company to grant only the type of Approved 102 Securities it has elected, and shall apply to all Approved 102 Securities that will be issued, during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, the Election shall not prevent the Company from granting Unapproved 102 Securities simultaneously with the grant of Approved 102 Securities or at any other time during the aforementioned “election period”..

All Approved 102 Securities, as well as all rights granted or issued with respect to such Securities, including bonus shares, must be held in escrow for the benefit of the Grantees by or in the name of an escrow agent designated by the Board and approved for such purposes by the ITA (the “Escrow Agent”), as set forth herein.

For the avoidance of doubt, the designation of Unapproved 102 Securities and Approved 102 Securities shall be subject to the terms and conditions set forth in Section 102.

2.3.	Approved 102 Securities and any shares received subsequently following any realization of rights with respect to such Approved 102 Securities, including without limitation bonus shares, shall be issued to the Escrow Agent and held by it for such minimum period of time as required by Section 102 (the “Minimum Holding Period”). Subject to any additional period agreed to under an Option Agreement or a Purchase Agreement, the Escrow Agent may release the Approved 102 Securities to a Grantee only after the full payment of the Grantee’s tax liabilities arising from such a release.

2.4.	With respect to any Approved 102 Securities, subject to the provisions of Section 102, the Grantee shall not be entitled to sell or release from trust such Approved 102 Securities and any shares received subsequently following any realization of rights with respect to such Approved 102 Securities, including without limitation bonus shares, prior to the lapse of the Minimum Holding Period applicable to such Approved 102 Securities. For the avoidance of doubt, the prohibition in this Section 2.4 shall terminate in the event that Section 102 shall be amended or interpreted so as not to require such prohibition.

2.5.	Upon receipt of Approved 102 Securities, the Grantee will sign an undertaking to release the Escrow Agent from any liability in respect of any action or decision duly taken and bona fide executed in relation with the Plan, or any Approved 102 Securities granted to such Grantee thereunder.
3.	Administration.

The Plan shall be administered by the Board or by a Committee (the “Committee”) appointed by the Board. If a Committee is not appointed by the Board, the term Committee, whenever used in this Plan, shall mean the Board. The Committee shall consist of no fewer than two members who may also be members of the Board. Subject to the terms and conditions of the

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Plan, all applicable laws and relevant commitments of the Company, the Committee shall have full and maximum authority in its discretion, from time to time and at any time, to: (i) designate the Employees to whom Securities shall be granted; (ii) determine the number and types of Securities granted and the number of Shares covered by each Option; (iii) determine the time at which the Securities shall be granted; (iv) determine the Exercise Price of any granted Option and the term during which such Option may be exercised; (v) determine the terms and conditions of Option Agreements and Purchase Agreements; (vi) classify the Securities as Approved 102 Securities or Unapproved 102 Securities, and (vii) make all other determinations necessary or desirable for, or incidental to, the administration of the Plan.

Subject to any applicable law, the Committee shall not be entitled to issue Securities to the Grantees. However, it will be authorized to issue Exercised Shares upon the exercise of Options pursuant to the provisions hereof, all in accordance with section 112(a)(5) of the Israeli Companies Law 5759-1999, as may be amended from time to time.

The Board may at any time appoint or remove members of the Committee and may fill vacancies, however caused, in the Committee. The Committee shall select one of its members as its Chairman, and shall hold its meetings at such time and place as it shall deem advisable. All actions of the Committee shall be taken by a majority of its members and can be taken by written consent in lieu of a meeting. The Committee shall make such rules and regulations for the conduct of its business as it shall deem advisable.

4.	Interpretation and Amendment

The interpretation, construction or determination of any provisions of the Plan by the Committee or the Board shall be final and conclusive. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan.

The Board may, at any time, amend, alter, suspend or terminate the Plan; provided, however, that any such action shall not adversely affect any Securities granted under the Plan prior to such action by the Board.

5.	Participants

Securities may be issued pursuant to the Plan solely to Employees.

Subject to Section 2.2 above, a Security issued to a Grantee under this Plan or under any other stock option/purchase plan maintained by the Company shall not, for that reason, preclude such Grantee from receiving any other Securities under this Plan or under any other stock option/purchase plan maintained by the Company.

No Grantee shall be issued a Security under this Plan if prior to such issuance or as a result of the exercise of the Option or acquisition of Purchased Shares, such Optionee would hold, directly or indirectly in his name or with a “relative” (as defined in the Ordinance): (i) 10% of the outstanding shares of the Company, (ii) 10% of the voting power of the Company, (iii) the right to hold or purchase 10% of the outstanding equity or voting power, (iv) the right to obtain 10% of the “profit” or (v) the right to appoint a director, all as defined in section 32(9) of the Ordinance (any person or entity fulfilling the terms of any of the above sub-paragraphs, a “Controlling Shareholder”).

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6.	Shares Subject to the Plan; Voting of Shares by Escrow Agent
6.1.	The maximum number of Shares which may be issued pursuant to the Plan shall be determined from time to time by the Board. In the event that Any Option granted hereunder shall, for any reason, terminate, expire or otherwise cease to exist, all Shares underlying such Option shall again be available for grant through Options or Shares under this Plan.

6.2.	The Escrow Agent shall vote the Shares held by it in trust pursuant to the terms of this Plan in accordance with the directions of the Board.
7.	Adjustment Provisions for Recapitalizations and Related Transactions
7.1.	General. If, through or as a result of any merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction (excluding conversion of any convertible securities of the Company), (i) the outstanding Ordinary Shares of the Company are increased, decreased or exchanged for a different number or kind of shares or other securities of the Company without receipt of consideration by the Company, or (ii) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such Ordinary Shares or other securities without receipt of consideration by the Company, an appropriate and proportionate adjustment shall be made in (x) the maximum number and kind of shares reserved for issuance under the Plan, (y) the number and kind of shares or other securities already issued under this Plan or subject to any then outstanding options under the Plan, and (z) the Exercise Price for each Share subject to any then outstanding Options under the Plan, without changing the aggregate Exercise Price as to which such Options remain exercisable. Notwithstanding the foregoing, no adjustment shall be made pursuant to this Section 7 if such adjustment would cause the Plan to fail to comply with Section 102. If this Section 7 applies and Section 8 also applies to any event, then Section 8 shall be applicable to such event and this Section 7 shall not be applicable.

7.2.	Board Authority to Make Adjustments. Any adjustments under this Section 7 will be made by the Board, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive. No fractional Shares will be issued under the Plan on account of any such adjustments.
8.	Merger, Consolidation, Asset Sale, Liquidation, etc.
8.1.	General. Upon the occurrence of an Acquisition Event (as defined below) the Board shall take any one or more of the following actions with respect of the then outstanding Options: (i) provide that such Options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), provided that any such options substituted for the Options shall meet the requirements of Section 102, (ii) upon written notice to the Optionees, provide that all the then unexercised Options will become exercisable in full or in part as of a specified time (the “Acceleration Time”) prior to the Acquisition Event and will terminate immediately prior to the consummation of such Acquisition Event, except to the extent exercised by the Optionees between the Acceleration Time and the consummation of such Acquisition Event, (iii) in the event of an Acquisition Event under the terms of which holders of outstanding Ordinary Shares of the Company will receive upon consummation thereof a cash payment for each share surrendered in the Acquisition Event (the “Acquisition Price”), make or provide for a cash payment to the Optionees

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equal to the difference between (A) the Acquisition Price times the number of Ordinary Shares subject to such outstanding vested Options and (B) the aggregate Exercise Price of all such outstanding vested Options in exchange for the termination of vested and unvested Options, or (iv) upon written notice to the Optionees, provide that all the then vested and unvested outstanding Options will terminate immediately prior to the consummation of such Acquisition Event, and to the extent the vested Options shall have not been exercised prior to the Acquisition Event, all such Options shall become null and void at the consummation of such Acquisition Event.

Notwithstanding the above, the Company, by the Committee, may provide in the Option Agreement itself the action/s to be taken with respect to the outstanding Options at the time of an Acquisition Event from the actions listed above. In such a case, the Board shall not be entitled to take a different action at the Acquisition Event with respect of such Options without the consent of the Optionee.

For the purposes of this Section 8.1, an Option shall be considered assumed or substituted if, following the Acquisition Event, the Option confers the right to purchase or receive, for each Share underlying an Option immediately prior to the Acquisition Event, the consideration (whether shares, options, cash, or other securities or property) received in the Acquisition by holders of Ordinary Shares held on the effective date of the Acquisition Event (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Ordinary Shares); provided, however, that if such consideration received in the Acquisition Event is not solely ordinary shares (or their equivalent) of the successor company or its affiliates, the Committee may, with the consent of the successor company, provide for the consideration to be received upon the exercise of the Option to be solely ordinary shares (or their equivalent) of the successor company or its affiliates equal in fair market value (as determined by the Committee) to the per share consideration received by holders of a majority of the outstanding Ordinary Shares in the Acquisition Event; and provided further that the Committee may determine, in its discretion, that in lieu of such assumption or substitution of Options for options of the successor company or its affiliates, such Options will be substituted for any other type of asset or property including cash which is fair under the circumstances.

An “Acquisition Event” shall mean: (a) any merger, acquisition or consolidation which results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation, (b) any sale of all or substantially all of the assets of the Company, or (c) the complete liquidation of the Company.

8.2.	Substitute Options. The Company may grant Options under the Plan in substitution for options held by employees of another corporation who become Employees of the Company, or an Affiliate, as the result of a merger, acquisition or consolidation of the employing corporation with the Company or an Affiliate, or as a result of the acquisition by the Company, or one of its subsidiaries, of property or stock of the employing corporation. The Company may direct that substitute options be granted on such terms and conditions as the Board considers appropriate in the circumstances.

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9.	Terms and Conditions of Option Agreements and Purchase Agreements
All Options and Purchased Shares granted under this Plan shall be evidenced by Option Agreements and Purchase Agreements, respectively. Option Agreements and Purchase Agreements granted pursuant to the Plan shall be in such form and on such terms as the Committee shall, from time to time, approve, but subject, nevertheless, to the following terms and conditions:
9.1.	The designation of the Securities as Approved 102 Securities (whether CGS or OIS) or Unapproved 102 Securities.

9.2.	The Option or Purchase Agreement shall state the total number of Shares to which it relates and no fractional shares shall be issued.

9.3.	The purchase price or Exercise Price per Share issuable upon execution of the Purchase Agreement or upon the exercise of an Option, as the case may be, shall be such amount as may be determined by the Board or the Committee, and such price shall be set forth in the Purchase Agreement or Option Agreement, as the case may be.

9.4.	With respect to Approved 102 Securities, the Grantee’s express written consent to the Election of the Company, as well as the Grantee’s declaration that he/she has fully understood the terms of the Plan, the tax consequences and implications of Section 102 and the Grantee’s acknowledgment that the actual issuance of the Securities is subject to the approval by the ITA of the Plan.

9.5.	Notwithstanding any other provision of the Plan, the term of an Option shall be for a period of not more than ten (10) years from the Date of Grant of such Option.

9.6.	The Option Agreement shall state the time or times at which the Option may be exercised in whole or in part.

9.7.	The Securities granted under the Plan shall not be sold, transferred, or otherwise disposed of and shall not be pledged or otherwise hypothecated, except as provided in this Plan and restrictions against disposition shall lapse and the Grantee’s interest therein shall vest as set forth in the Purchase Agreement or the Option Agreement.

9.8.	All tax liabilities (as may apply from time to time) in connection with the grant and/or exercise of the Options and the issuance of Shares under the Plan or any disposition thereof will be borne by the Grantee, and the Grantee will be solely liable for all such taxes. The Company and/or its Affiliates and/or the Escrow Agent shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Grantee shall indemnify the Company and/or its Affiliates and/or the Escrow Agent and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Grantee.
10.	Limitations on Exercising the Options

The Option Agreement may provide that even if such Option is fully vested in accordance to the Option Agreement, the Optionee shall not be entitled to exercise the Option prior to a certain period of time or the occurrence of certain events as shall be set forth in the Option Agreement.

11.	Termination of Employment

Subject to the provisions of the Plan, the Option Agreement shall specify the extent to which

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the Option may be exercised following (i) the termination of the Optionee’s employment or other relationship with the Company or its Affiliates, or (ii) the death or disability of the Optionee. Such periods shall be set forth in the Option Agreement evidencing such Option. Employment shall not be deemed to be terminated because an Optionee is transferred from one of the Company or an Affiliate to another Affiliate or from any Affiliate to the Company.

With respect to Unapproved 102 Securities, if the Grantee ceases to be employed by the Company or any Affiliate, the Grantee shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102.

12.	Death

Subject to Section 10 above and to the provisions of Section 102, the Option Agreement may provide that if the Optionee shall die while in the employ of the Company or its Affiliates, his estate, personal representative or beneficiary as determined be a competent court shall have the right to exercise the Option granted to the Optionee with respect of the total number of Shares as to which the Optionee would have been entitled to exercise at the date of his death in accordance with Section 102 and under the terms and conditions stated in the Option Agreement.

13.	Non Transferability of Options

Options are not assignable or transferable, except by will or the laws of descent and distribution to the extent set forth in Section 12 above. During the Optionee’s lifetime the Options may be exercised only by the Optionee.

14.	Exercise of Options

An Optionee electing to exercise an Option shall give written notice to the Company to that effect and subject to other terms and conditions specified in the Option Agreement with such Optionee. Such notice will identify the number and part of Options to be exercised, will be signed by Optionee along with full payment for the Option as specified in Section 16 below. Upon the receipt of the Exercise Price as above mentioned and subject to the fulfillment of other terms and conditions specified in the Option Agreement with such Optionee, the Company shall, with respect to Approved 102 Options, notify the Escrow Agent who shall then act in accordance with Section 2.3 above. The Company shall deliver to the Escrow Agent or the option holder the share certificates for the Exercised Shares.

A Grantee shall have no rights of a shareholder with respect to Exercised Shares or Purchased Shares until the registration of Grantee as holder of such Exercised Shares or Purchased Shares in the Company’s register of shareholders, but in case of Shares held by the Escrow Agent, subject to the provisions of Section 2 above.

15.	Written Option and Purchase Agreement

Purchase Agreements and Option Agreements shall be in writing, duly executed and delivered by or on behalf of the Company and the Grantee, and shall contain such terms and conditions as the Committee deems advisable. In case of any conflict between the terms and conditions of any Option Agreement or Purchase Agreement and those of the Plan, the terms and conditions of the Plan shall take precedence and prevail.

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16.	Payment

The purchase price for the Purchased Shares or Exercise Price for the Exercised Shares, as the case may be, shall be payable in cash or by certified check or, at the discretion of the Board, by paying in cash, at the minimum, the par value of the Shares being acquired or by any other means agreed upon, at the discretion of the Board. Conversion of NIS into foreign currency shall be according to the official rate of exchange on the date of payment.

17.	Restrictions on Issuing Shares

The exercise of each Option or issuance of Purchased Shares shall be subject to the condition that if at any time the Company shall determine in its discretion that the satisfaction of withholding tax or other withholding liabilities, or that the listing, registration, or qualification of any shares otherwise deliverable upon such exercise by any securities exchange or under any national, state or federal law, or that the consent or approval of any regulatory body, is necessary or desirable as a condition of, or in connection with, such exercise or purchase of shares pursuant thereto, then such exercise or issuance of Shares shall not be effective unless such withholding, listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

18.	Restriction on Disposition of Shares
18.1.	Notwithstanding anything to the contrary in the Articles of Association of the Company, none of the Optionees shall have a right of first refusal in relation with any sale, transfer of other disposition of shares of the Company by any shareholder.

18.2.	The limitations on transfer or other disposition of shares contained in the Company’s Articles of Association shall apply to any transfer or other disposition of Shares by any Grantee or the Escrow Agent on such Grantee’s behalf.

18.3.	As long as Shares are held by the Escrow Agent for the benefit of a Grantee, all rights of such Grantee over the Shares are personal, can not be transferred, assigned, pledged or mortgaged, other than by will or pursuant to the laws of descent and distribution.

18.4.	In the event Company’s shares shall be registered for trading on any public market, the Grantee’s right to sell the Shares may be subject to certain limitations (including a lock-up period), as will be requested by the Company or its underwriters.

18.5.	Anything herein to the contrary notwithstanding, if, prior to the closing of an initial public offering of the shares of the Company, all or substantially all of the shares of the Company are to be sold, or upon an Acquisition Event, all or substantially all of the shares of the Company are to be exchanged for securities of another company, then the Grantee shall be obliged to sell or exchange, as the case may be, all Shares such Grantee purchased under the Plan, in accordance with the instructions then issued by the Board, whose determination shall be final.
19.	Term of Plan

The Plan shall terminate ten (10) years after its adoption by the Board, and no Option shall be granted pursuant to the Plan after that date.

20.	Application of Funds

The proceeds received by the Company from the sale of Shares pursuant to Purchase

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Agreements or the exercise of Options granted under the Plan will be used for general corporate purposes.

21.	Obligation to Exercise Option

The grant of Option shall impose no obligation on the Optionee to exercise such Option.

22.	Continuance of Employment

Neither the Plan nor any Purchase Agreement or Option Agreement shall impose any obligation on the Company or an Affiliate to continue the employment of any Grantee, and nothing in the Plan or in any Option or Purchase Agreement shall confer upon any Grantee any right to continue in the employment of the Company or an Affiliate or conflict with the right of either to terminate such employment at any time.

23.	Effectiveness of the Plan

The Plan shall become effective on the date of its adoption by the Board, but subject, nevertheless, to such approvals as may be required by any public authorities, including but not limited to the Income Tax Authority.

The provisions of this Plan, the Option Agreements and/or the Purchase Agreements shall be subject to the provisions of Section 102 and the Tax Assessing Officer’s permit, and said provisions and permit shall be deemed an integral part of this Plan, the Option Agreement and/or the Purchase Agreement. Any provision of Section 102 and/or the said permit which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, which is not expressly specified in this Plan, the Option Agreement or the Purchase Agreement, shall be considered binding upon the Company and the Optionees.

24.	Governing Law; Jurisdiction

The Plan, the Option Agreements and the Purchase Agreements shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to the Plan.
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